EXHIBIT 4(f)













                      THE SPARGO CONSULTING PLC EXECUTIVE
                            SHARE OPTION SCHEME 1994










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             Established by a resolution of the Board of Directors
                       of the Company dated 16th May 1994



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                                Theodore Goddard
                             150 Aldersgate Street
                                London EC1A 4EJ

                               (Ref: 425/3173.43)

                THE RULES OF THE SPARGO CONSULTING PLC EXECUTIVE
                            SHARE OPTION SCHEME 1994

                                    CONTENTS

                                                                      Page
                                                                      ----


1.    DEFINITIONS AND CONSTRUCTION                                      1

1(1)  Definitions                                                       1
1(2)  Construction                                                      4

2.    LIMITS OF SCHEME                                                  4

3.    ADMINISTRATION                                                    5

4.    ALTERATIONS TO SCHEME                                             5

5.    COMPENSATION                                                      6

6.    PROCEDURE ON GRANT OF OPTIONS                                     6

7.    RESTRICTION ON INDIVIDUALS' PARTICIPATION IN THE SCHEME           7

8.    EXERCISE OF OPTIONS                                               8

8(1)  Method of Exercise                                                8

8(2)  Time for and restrictions on Exercise                             8

8(3)  Result of Exercise                                                8

9.    TAKEOVERS, RECONSTRUCTIONS AND AMALGAMATIONS                      9

9(1)  Change of Control                                                 9

9(2)  Scheme of Arrangement                                             9

9(3)  Substitute Options                                               10

10.   RESTRICTIONS                                                     11

11.   EMPLOYEE LEAVING QUALIFYING SERVICE                              11

12.   DEATH OF PARTICIPANT                                             12

13.   ALTERATIONS OF SHARE CAPITAL                                     13

14.   LIQUIDATION OF THE COMPANY                                       13

15.   NOTICES                                                          14

16.   GOVERNING LAW                                                    14

      THE SCHEDULE TO THE RULES                                        15

1.  DEFINITIONS AND CONSTRUCTION

(1) Definitions

In these Rules (unless the context otherwise requires) the following words and phrases have the following meanings:-

     "Announcement Date"                the date on which the Company's final or
                                        interim results are announced for any
                                        year or other financial period

     "associated company"               has the meaning given to it by Section
                                        416 of the Taxes Act

     "Auditors"                         the auditors for the time being of the
                                        Company or if there are joint auditors
                                        such one of them as the Board shall
                                        nominate for the purposes of the Scheme

     "Board" the board of directors for the time being of the Company or a committee thereof duly authorised for the purposes of the Scheme

     "close company"                    has the meaning given to it by Section
                                        414 of the Taxes Act but with the
                                        extended meaning specified in paragraph
                                        8 of the Schedule

     "Company"                          SPARGO CONSULTING PLC  with registered
                                        number 2337791

     "control"                          has the meaning given to it by Section
                                        840 of the Taxes Act

     "Employee"                         a director or employee of a member or
                                        members of the Group

     "Group" the Company and any other company which is for the time being controlled by the Company and is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985 as amended by the Companies Act 1989 and "member of the Group" shall be construed accordingly

     "the London Stock Exchange"        The International Stock Exchange of the
                                        United Kingdom and the Republic of
                                        Ireland Limited

     "Market Value"                     on any day means:-

                                        (i)  in the case of the first grant of
                                             Options under the Scheme, the
                                             middle market quotation of a Share
                                             as derived from the London Stock
                                             Exchange Daily Official List for
                                             the day in question or the
                                             immediately preceding dealing day
                                             (being a day within one of the
                                             periods specified in Rule 6(5)
                                             and, in the case of subsequent
                                             grants of Options under the
                                             Scheme, the amount equal to the
                                             arithmetic average of the middle
                                             market quotations of a Share as
                                             derived from the London Stock
                                             Exchange Daily Official List for
                                             the last three immediately
                                             preceding dealing days (being days
                                             within one of the periods
                                             specified in Rule 6(5), or

                                        (ii) if Options are granted at a time
                                             when Shares are not listed on the
                                             London Stock Exchange the price
                                             agreed with the Inland Revenue
                                             Shares Valuation Division on or
                                             before that day to represent the
                                             market value (within the meaning
                                             of Part VIII of the Taxation of
                                             Chargeable Gains Act 1992) of a
                                             Share on such day

     "material interest"                has the meaning given to it by Section
                                        187(3) of the Taxes Act

     "member of a consortium"           has the meaning given to it by Section
                                        187(7) of the Taxes Act

     "normal retirement age"            means age 65

     "Option" a right which has not been exercised and has not ceased to be exercisable to subscribe for Shares in accordance with the Scheme or such a right which is to be granted

     "Participant"                      a person who has been granted an Option
                                        to subscribe for Shares pursuant to the
                                        Scheme, or where the context requires;
                                        his personal representatives

     "Qualifying Employee"              any Employee who as such is required to
                                        devote substantially the whole of his
                                        working time to the business of the
                                        Group (and in any event, in the case of
                                        a director, not less than 25 hours per
                                        working week (excluding meal breaks)
                                        and, in the case of an employee who is
                                        not a director not less than 20 hours
                                        per working week (exclusive of meal
                                        breaks) but excluding any director or
                                        employee who is ineligible by virtue of
                                        Rule 6(3) to participate in the Scheme

     "redundancy"                       redundancy within the meaning of the
                                        Employment Protection (Consolidation)
                                        Act 1978

     "Relevant Emoluments"              has the meaning given to it by paragraph
                                        28(4) of the Schedule

     "Relevant Remuneration"            at any date the higher of:-

                                             (i)  the annual rate of the
                                             Qualifying Employee's remuneration
                                             (exclusive of bonuses, commissions
                                             and benefits in kind) from all
                                             members of the Group on that date,
                                             and

                                             (ii) the remuneration (inclusive
                                             of bonuses and commissions but
                                             exclusive of benefits in kind)
                                             paid or payable to the Qualifying
                                             Employee by all members of the
                                             Group in, or in respect of, the 12
                                             months immediately preceding that
                                             date

     "Rules" these rules from time to time amended in accordance with their provisions by the Board

     "Schedule"                         Schedule 9 to the Taxes Act

     "Scheme" this Scheme as adopted by the Board on 16th May 1994 but with such alterations thereto as may duly be made from time to time pursuant to the provisions of Rule 4

     "Shares" ordinary shares of the Company of lp each or of such other nominal amount into which the ordinary shares of the Company may be consolidated or sub-divided and which satisfy the conditions of paragraphs 10 to 14 inclusive of the Schedule

     "The Schedule to the Rules"        the schedule to the Rules

     "Subscription Price"               such price per Share as the Board may in
                                        its absolute discretion determine but
                                        not less than the higher of:-

                                             (i)  the nominal value of a Share
                                             on the date of grant of an Option;
                                             or

                                             (ii) the Market Value of a Share
                                             on the date of grant of an Option

     "Taxes Act"                        the Income and Corporation Taxes Act
                                        1988


     "year of assessment"               has the meaning given to it by Section
                                        832(1) of the Taxes Act

(2) Construction

(i) Any reference to any enactment is a reference to that enactment as for the time being amended or re-enacted. Where the context so admits the singular shall be construed as referring to the plural and vice versa and the masculine gender shall include the feminine gender.

(ii) The headings to the Rules are for reference purposes only and shall not affect the meaning or construction of the Rules.

*2.  LIMITS OF SCHEME

(1) The aggregate nominal amount of Shares which may be placed under option to be issued under the Scheme or any other share option scheme for employees of the Group involving the issue of Shares and adopted by the Company (excluding any savings related share option scheme) shall not during the period of four years beginning with the date of adoption of the Scheme by the Board exceed 2.5% of the ordinary share capital of the Company from time to time in issue (provided that no account shall be taken of amounts subject to any option which has lapsed or which has been cancelled or relinquished).

(2) The aggregate nominal amount of Shares which may be placed under option to be issued under the Scheme or any other share option scheme for employees of the Group involving the issue of Shares and adopted by the Company (excluding any savings related share option scheme) shall not during the period of 10 years up to and including the date of the grant of an option exceed 5% of the ordinary share capital of the Company from time to time in issue (provided that no account shall be taken of amounts subject to any option which has lapsed or which has been cancelled or relinquished).

     *Note: The requirements of the Association of British Insurers relating to exchange options granted following acquisitions of companies should be noted with reference to this rule.

(3) The aggregate nominal amount of Shares which may be placed under option to be issued under the Scheme or any other share option scheme for employees of the Group involving the issue of Shares and adopted by the Company or subscribed for under any share incentive or profit sharing scheme for employees of the Group adopted by the Company shall not during the period of 3 years up to and including the date of the grant of an option or a subscription exceed 3% of the ordinary share capital of the Company from time to time issue (provided that no account shall be taken of amounts subject to any option which has lapsed or which has been cancelled or relinquished).

(4) The aggregate nominal amount of Shares which may be placed under option to be issued under the Scheme or any other share option scheme for employees of the Group involving the issue of Shares and adopted by the Company or subscribed for under any share incentive or profit sharing scheme for employees of the Group adopted by the Company shall not during the period of 10 years up to an including the date of the grant of an option or a subscription exceed 10% of the ordinary share capital of the Company from time to time in issue (provided that no account shall be taken of amounts subject to any option which has lapsed or which has been cancelled or relinquished).

(5) No Options shall be granted under the Scheme more than 10 years after the date on which Options are first granted under the Scheme without authorisation by the Company in General Meeting.

3.  ADMINISTRATION

(1) The Scheme shall in all respects be administered by the Board who may make such further rules for its conduct consistent with the terms contained herein as it deems advisable. Subject to the confirmation of the Auditors where necessary, the Board's decision on any matter concerning the Scheme shall be final and binding.

(2) The Company shall at all times keep available sufficient of its authorised but unissued ordinary share capital to satisfy the exercise of all Options.

*4. ALTERATIONS TO SCHEME

(1) Subject to 4(2) below, prior approval of the Company in General Meeting must be obtained for any alterations or additions to the Rules, other than any minor alterations or additions to benefit the administration of the Scheme, if such alterations or additions would be to the advantage of Participants.

(2) Notwithstanding the provisions of 4(1) above, the Board may at any time by resolution make any alterations or additions to the Scheme to the extent necessary (or as may be consequential upon such necessary amendments):-

         (a) to obtain the approval of the Board of Inland Revenue to the Scheme or to maintain such approval or to take account or advantage of any amendments to the Taxes Act or other applicable legislation and otherwise to obtain or maintain favourable taxation treatment of any member of the Group or any Participant; and/or


         * Note in making any changes to the rules the guidelines of the Association of British Insurers and the National Association of Pension Funds should be considered.

         (b) to obtain or maintain favourable exchange control or regulatory treatment of any member of the Group or any Participant.

(3) Subject to Rules 4(1) and 4(2), the Board may by resolution make any alterations or additions to the Scheme which it thinks fit provided always that whilst the Scheme is approved by the Board of Inland Revenue no alteration or addition shall take effect without the prior written approval of the Board of Inland Revenue and provided further that where an alteration or addition would abrogate or prejudice Options already granted such an alteration or addition may not be made unless it is made:-

         (a) with the consent in writing of such number of Participants as hold Options over 75 per cent of the Shares which would be issued if all Options granted and subsisting were exercised and the Shares issued; or

         (b) after approval by a resolution at a meeting of Participants by a majority of not less than 75 per cent of the Participants who attend and vote either in person or by proxy. For the purposes of this Rule the Participants shall be treated as the holders of a separate class of share capital and the provisions of the articles of association of the Company relating to class meetings shall apply mutatis mutandis.

5.  COMPENSATION

No compensation of any kind shall be payable to any Participant in consequence of any extinction or curtailment of his rights or benefits whether actual or future under the Scheme which may follow or result form his ceasing to be entitled to exercise his Option(s) or his dismissal (with or without notice and howsoever arising) or otherwise ceasing to be an Employee and any such extinction or curtailment shall not form any part of any claim for damages for breach of any contract of employment or other compensation. No such rights or benefits shall be taken into account for the purposes of any pension, pension scheme arrangement or insurance related benefit or arrangement.

6.   PROCEDURES ON GRANT OF OPTIONS

(1) Subject to the Rules the Board will in its absolute discretion be entitled to resolve that any Qualifying Employee be entitled to participate in the Scheme and to grant to such Qualifying Employee in writing in such form as the Board may from time to time prescribe but executed as a deed an Option to acquire on the terms of the Scheme and at a Subscription Price to be determined in accordance with the definition thereof in Rule 1 such number of Shares as the Board may decide.

*(2) Any Option granted to a Qualifying Employee shall be granted subject to the condition specified in The Schedule or such other objective condition as may be specified by the Board provided that, whilst the Scheme is approved under the Schedule, such other condition is approved in advance by the Board of Inland Revenue. In any circumstances which it considers relevant, the Board may make such adjustments to the condition imposed at the time of grant as it may decide provided that no such adjustment shall be made unless the Auditors shall have confirmed in writing to the Board that the proposed adjustment is, in their opinion, fair and reasonable.

         *Note: if a different condition than that referred to in The Schedule is to be imposed, the requirements of the Association of British Insurers and the National Association of Pension Funds should be noted.

(3) An individual who would otherwise be a Qualifying Employee shall nevertheless not be eligible to be granted Option(s) under the Scheme nor shall he be entitled to exercise any Option(s) at any time when he has, or has within the preceding 12 months had, a material interest in the Company which at that time is a close company or in a close company which has control of the Company or is a member of a consortium which owns the Company.

(4)  Options   granted   pursuant  to  the  Scheme  shall  not   constitute  any
representation or warranty that any benefit will accrue to the Participant.

(5) No Options shall be granted except within the periods of 45 days:-

         (a) after the date on which the Scheme is approved by the Board of Inland Revenue; and

         (b) after an Announcement Date;

Provided always that should the Company be restricted by statute, order, regulation or other direction whether issued by the government or by any other regulatory body (and whether or not having the force of law) from making a grant of Options within such periods Options may be granted within the period of 45 days from the lifting of such restrictions and provided further that grants of Options may also be made outside of such periods in any other circumstances determined by the Board to be exceptional including, without prejudice to the generality of the foregoing, to a Qualifying Employee within six months of his first becoming a Qualifying Employee.

(6) Upon the grant of Options the Company shall issue an option certificate in respect to each Option stating the Subscription Price, the number of Shares subject to the Option and the date of grant and that the Option may not be sold, transferred, mortgaged, pledged or otherwise disposed of or encumbered. If an option certificate becomes worn out, defaced, destroyed or lost, the Board shall replace it on such evidence being provided, and on such terms, as it may decide.

(7) A Participant may, by notice in writing executed as a deed given within 30 days of the date of the grant of an Option, disclaim in whole or in part his rights under that Option in which case the Option shall for all purposes pro tanto be deemed never to have been granted.

(8) An Option may be granted under the Scheme parallel to another option such that to the extent that an Option which is granted parallel to another option is exercised the counterpart option shall lapse and vice versa.

7.  RESTRICTIONS ON INDIVIDUALS' PARTICIPATION IN THE SCHEME

(1) Any option granted to a Qualifying Employee shall be limited and take effect so that the aggregate Market Value of all shares under options held by such Qualifying Employee which have been granted to him (including those shares the subject of the grant) under the Scheme or any other share option scheme approved pursuant to the provisions of the Schedule (not being a savings related share option scheme) and established by the Company or any associated company of the Company shall not exceed the greater of (pounds)100,000 and four times the amount of his Relevant Emoluments for the current or preceding year of assessment (whichever of those years gives the greater amount) or where there were no Relevant Emoluments for the preceding year of assessment four times the amount of his Relevant Emoluments for the period of twelve months beginning with the first day during the current year of assessment in which there are Relevant Emoluments.

*(2) Any Option granted to a Qualifying Employee shall be limited and take effect so that the Market Value of the Shares under such Option when aggregated with the Market Value of the shares under all options (other than options to the extent exercised) which have been granted to such Qualifying Employee within the ten years preceding the date of grant under the Scheme or any other share option scheme adopted by the Company (other than any savings related share option scheme) shall not exceed four times his Relevant Remuneration on such date of grant.

(3) For the purposes of Rule 7(1) and Rule 7(2) above the Market Value of shares shall be their Market Value on the relevant dates the options relating to those shares were granted, as calculated in accordance with the definition of Market Value in Rule 1.

8. EXERCISE OF OPTIONS

(1) Method of Exercise

Options shall be exercised by lodging with the Company Secretary a duly completed notice of exercise in such form as the Board may from time to time prescribe together with the aggregate Subscription Price and such other documents (including the option certificate) as the Company may decide. Subject to Rule 9(2) an Option shall be deemed to have been exercised on the date on which the notice, payment and such other documents are received at the registered office of the Company or such other office as may be specified.

(2) Time for and restrictions on Exercise

(i) Subject to sub-paragraphs (ii) and (iii) of this Rule, a Participant will be entitled on or after the third anniversary of the date of grant of an Option to exercise the whole or part of such Option. To the extent that an Option has not been exercised by the expiry of 10 years from its date of grant it shall lapse.

(ii) A Participant shall be precluded from exercising any Option at any time if he is such a person as is mentioned in Rule 6(5) or, save as provided in Rule 11 or 12, he is not an Employee.

(iii) Subject to sub-paragraph (iv) below, a Participant may not exercise an Option unless and until the condition specified in The Schedule to the Rules or such other objective condition as the Board may have imposed at the time of grant (as appropriate) has been satisfied.*

(iv) THe condition referred to in sub-paragraph (iii) above shall not apply to the exercise of an Option in accordance with Rules 9, 11(1) (except where the Employee's right to exercise the Option arises by virtue of his retirement at or after normal retirement age), 11(2), 12 or 14 or to a New Option which is granted in consideration of the release of an Old Option in accordance with Rule 9(3).

(3) Result of Exercise

Subject to the obtaining of any necessary consents the Shares in respect of which an Option has been exercised shall be allotted within 30 days of

*Note: The requirement of the Association of British Insurers that options to replace those which have been exercised must only be granted if there has been a significant improvement in the performance of the company over the two to three years preceding the re-grant should be noted.

the date of exercise and shall rank pari passu in all respects with the Company's existing Shares save as regards any rights attaching by reference to a record date prior to the date on which the allottee of the Shares is entered on the Company's register of members and provided further that such Shares shall not rank for any dividend declared in respect of any period ending prior to such date on which the allottee of the Shares is entered on the Company's register of members. Application will be made for the Shares so allotted to be listed on any stock exchanges (if any) on which the Company's issued ordinary share capital is then listed with effect from the earliest possible date after the date of allotment

9.  TAKEOVERS, RECONSTRUCTIONS AND AMALGAMATIONS

(1) Change of Control

(1) Subject to the provisions of rule 8(2)(ii), if any person (either alone or together with any person acting in concert with him) obtains control of the Company each Participant may exercise his Option(s) at any time and from time to time within the period of six months following the change of control notwithstanding that the Option(s) have not become exercisable in accordance with the provisions of Rule 8(2)(i) and/or Rule 8(2)(iii) but so that no such exercise shall be permitted after the expiry of the period of ten years specified in Rule 8(2)(i).

(ii) Subject to the provisions of Rule 8(2)(ii), if any person (either alone or together with any person acting in concert with him ) has control of the Company and makes a general offer to holders of Shares (whether or not the same extends to or excludes any company controlled by the offeror and/or any persons acting in concert with the offeror or any Shares held by such company or persons) to acquire Shares each Participant may exercise his Option(s) at any time and from time to time within the period of six months following the making of the offer notwithstanding that the Option(s) have not become exercisable in accordance with the provisions of Rule 8(2)(i) and/or Rule 8(2)(iii) but so that no such exercise shall be permitted after the expiry of the period of ten years specified in Rule 8(2)(i).

(iii) Where any person becomes entitled to and gives notice pursuant to Section 429 of the Companies Act 1985 to holders of any Shares then all Options shall, subject to rule 9(3), lapse to the extent unexercised by 6 p.m. on the seventh day preceding the last date upon which a notice under Section 429 of the Companies Act 1985 may be given pursuant to sub-section (3) thereof.

(iv) As soon as reasonably practicable after becoming aware of the occurrence of an event referred to in this Rule 9(1), the Company shall notify participants of such fact in order to enable them to exercise their Options.

(2) Scheme of Arrangement

Subject to the provisions of Rule 8(2)(ii), if the Board has in contemplation a compromise or arrangement to be sanctioned by the Court under Section 425 of the Companies Act 1985 whether or not also under Section 427 of the Companies Act 1985 *the "scheme") then, on or before the date on which notice is given to the holders of Shares of a meeting of such holders convened upon the direction of the Court pursuant to the exercise of its power under the said Section 425, the Board shall notify all Participants of the terms of the scheme and each Participant shall have the right up to and including the date on which the scheme takes effect to exercise any Option(s) notwithstanding that the Option(s) have not become exercisable in accordance with the provisions of Rule 8(2)(i) and/or Rule 8(2)(iii) but so that no such exercise shall be permitted after the expiry of ten years specified in Rule 8(2)(i) provided that any notice of exercise which is delivered to the Company in accordance with this Rule 9(2) prior to the date upon which the scheme becomes effective shall be conditional on the scheme becoming effective and that date shall be deemed to constitute the date of exercise of such Option(s) and if the scheme does not become effective such notice of exercise shall be deemed not to take effect. Any Option(s) not so exercised on or before the date the scheme becomes effective shall cease to be exercisable provided that this shall not preclude the release of an Option and the grant of a New Option in accordance with Rule 9(3).

(3) Substitute Options

(i) If any company (the "Acquiring Company"):-

         (a) obtains control of the Company as a result of making,

            (i) a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

            (ii) a general offer to acquire all the Shares; or

         (b) obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986; or

         (c) becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 or Article 421 to 423 of the Companies (Northern Ireland) Order 1986,

a Participant may at any time within the periods prescribed by paragraph 15(2) of the Schedule by agreement with the Acquiring Company release his Option(s) under the Scheme (the "Old Options") in consideration of the grant to him of option(s) (the "New Options") which are equivalent to the Old Options and relate to shares in a different company from the Company in the manner prescribed by paragraph 15 of the Schedule. The New Options shall not be regarded for the purposes of this Rule as equivalent to the Old Options unless:-

         (a) the shares to which the New Options relate satisfy the conditions specified in paragraphs 10 to 14 inclusive of the Schedule; and

         (b) the New Options will be exercisable in the same manner as the Old Options and subject to the provisions of the Scheme as it had effect immediately before the release of the Old Options; and

         (c) the total market value (determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992) of the Shares
which were subject to the Old Options is equal to the total market value (determined as aforesaid) of the shares in respect of which the New Options are granted to the Participant on the release of the Old Options; are

         (d) the total amount payable by the Participant for the acquisition of shares in pursuance of the New Options is equal to the total amount that would have been payable for the acquisition of Shares in pursuance of the Old Options.

(ii) With effect from the release of an Old Option Rules 8, 9, 11, 13 and 14 shall in relation to the New Options be construed as if references to the Company and to Shares were references to the Acquiring Company and to its shares or, as the case may be, the other company in respect of whose shares the New Option is granted and its shares.

10. RESTRICTIONS

Save as provided in Rule 9(3) where a Participant sells, transfers, mortgages, pledges or otherwise disposes of or encumbers his rights under an Option, or attempts so to do or is adjudicated bankrupt his Option(s) shall lapse.

11.  EMPLOYEE LEAVING QUALIFYING SERVICE

     (1) If a Participant ceases to be an Employee by  reason of:-

         (a) ill health, injury or disability;

         (b) redundancy;

         (c) retirement at or after normal retirement age (provided that on such retirement the Participant has held his Option(s) for at least two years from the date of grant ) or, with the consent of the Board, retirement prior to such age; or

         (d) his employing company ceasing to be a member of the Group or the business or undertaking or part of the business or undertaking in which he is employed being transferred to a person who is not a member of the Group his rights under his Option(s) shall not be affected by such cessation and, subject to the provisions of Rule 8(2)(ii), he shall be entitled within 12 months (or such longer period as the Board may allow under Rule 11(6) of such cessation to exercise all or any part of his Option(s) which have not lapsed by the date of exercise at any time notwithstanding that the Option(s) may not have become exercisable in accordance with the provisions of Rule 8(2)(i) and/or (except in the case of retirement at or after normal retirement age) Rule 8(2)(iii) or, if later, he shall be entitled to exercise his Option(s) within 6 months of the date on which the tax relief given by Section 185 of the Taxes Act is available to all his outstanding Options but so that no such exercise shall be permitted after the expiry of the period of ten years specified in Rule 8(2)(i). Subject to Rule 11(6) and Rule 12, any Option(s) not exercised by the Participant by the end of the later of the periods specified above shall thereupon lapse to the extent that they have not been exercised.

(2) If a Participant ceases to be an Employee for any reason other than those mentioned in Rule 11(1) but save where an Option has already become exercisable by reason of Rule 9(1) any Option not already exercised in full shall lapse to the extent that it has not been exercised by the time of the Participant's cessation of employment provided that, subject to the provisions of Rule 8(2)(ii), the Board may, in its discretion provide that the Participant shall be entitled to exercise such Option(s) in whole or in part within the periods specified in Rule 11(1) following the cessation of employment notwithstanding that the Option(s) may not have become exercisable in accordance with the provisions of Rule 8(2)(i) and/or Rule 8(2)(iii) but so that in no circumstances shall any exercise be permitted after the expiry of the period of ten years specified in Rule 8(2)(i). Subject to Rule 12, any Option(s) not so exercised by the Participant by the end of the later of the periods specified in Rule 11(1) shall thereupon lapse to the extent that they have not been exercised.

(3) Any rights to exercise arising under the provisions of Rule 11 or 12 are subject to the provisions of Rules 9 and 14 and such rights shall not in any circumstances continue beyond the expiry of any of the periods mentioned in Rules 9(1)(iii), or 9(2) or Rule 14 at the expiry of which, subject to Rule 9(3), Option(s) shall lapse.

(4) For the purposes of this Rule a Participant shall be deemed to have ceased to be an Employee on any notice being given or received by him that his employment by the Group is to cease (whether or not such cessation is to take effect immediately).

(5) A Participant whose employment has been terminated in circumstances such that under Part III on the Employment Protection (Consolidation) Act 1978 she has a right to return to work shall not be deemed for the purposes of Rule 11 to have ceased to be an Employee until such time as her right shall cease to subsist.

(6) Subject to Rule 8(2)(ii), where a Participant ceases to be an Employee by reason of retirement at or after normal retirement age, the Board may extend the period within which the Participant may exercise his Option(s) to such period ending not later than six months after the date following cessation of employment when it can be first or next (as the case may be) determined whether the condition specified in The Schedule to the Rules or any other condition referred to in Rule 8(2)(iii) (as appropriate) has been satisfied but so that an Option may not be exercised after the expiry of the period of ten years specified in Rule 8(2)(i).

12. DEATH OF PARTICIPANT

In the event of the death of a Participant his personal representatives shall, subject to the provisions of Rule 8(2)(ii), be entitled to exercise any outstanding Option(s) at any time during the period of 12 months following his death notwithstanding that the Option(s) may not have become exercisable in accordance with the provisions of Rule 8(2)(i) and/or Rule 8(2)(iii) but so that no such exercise shall be permitted after the expiry of the period of ten years specified in Rule 8(2)(i). Any option(s) not fully exercised within such period of 12 months shall lapse to the extent that they have not been exercised notwithstanding any other provisions of the Scheme.

13. ALTERATIONS OF SHARE CAPITAL

(1) In the event of any variation of the share capital of the Company by way of:-

         (a) the issue of any shares of whatever class or any other securities of the Company to shareholders by way of capitalisation of reserves or profits or by way of rights;

         (b) sub-division or consolidation of the share capital of the Company;

         (c) reduction of the share capital of the Company; or

         (d) otherwise

the number of Shares then still subject to each Option granted prior to the record date for any such issue or the effective date of any such sub-division, consolidation or reduction (including, for the avoidance of doubt, any Option which has been exercised but in respect of which Shares have not been allotted) and/or the Subscription Price thereunder may be adjusted by the Board to such extent (if any) as it may decide subject to (except in the case of a capitalisation issue) the Auditors confirming in writing that such adjustment is in their opinion fair and reasonable in consequence of such event but so that, subject to Rule 13(2) below, no adjustment to the Subscription Price shall be such that it would thereby be reduced below the nominal value of the Shares.

(2) An adjustment under sub Rule (1) above may have the effect of reducing the Subscription Price to less than the nominal value of the Shares, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such Shares; and so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

(3) Whilst the Scheme is approved by the Board of Inland Revenue, no adjustments may be made pursuant to this Rule without the prior approval of the Board of Inland Revenue.

(4) Any adjustments to Options made pursuant to this Rule shall be notified to the relevant Participants.

14.  LIQUIDATION OF THE COMPANY

If at any time while any Options remain unexercised the Company shall go into liquidation then if such liquidation be compulsory all Options shall thereupon lapse. If notice of a meeting to consider a resolution for the voluntary winding-up of the Company shall be given, the Company shall give notice thereof to all Participants and thereupon each Participant shall, subject to the provisions of Rule 8(2)(ii) and notwithstanding that the Option(s) may not have become exercisable in accordance with the provisions of Rule 8(2)(i) and/or Rule 8(2)(iii) until the resolution is duly passed or defeated or the meeting concluded or adjourned sine die, be entitled to exercise his Option(s) provided that any such exercise shall be conditional upon the said resolution being duly passed. If such resolution is duly passed all Options shall, to the extent that they have not been exercised, thereupon lapse. No Option may be exercised after the expiry of the period of ten years specified in Rule8(2)(i)

15. NOTICES

          (1) To Employees and Participants

Any notice or document to be given by the Board or the Company to any Employee, Qualifying Employee or Participant may be given by personal delivery or by sending it by ordinary post to his last known address. Where a notice or document is sent by post it shall be deemed to have been received 42 hours after it was put into the post properly addressed and stamped. All notices and documents sent by post will be sent at the risk of the Employee, Qualifying Employee or Participant concerned. Neither the Company nor any member of the Group shall have any liability whatsoever to any Employee, Qualifying Employee or Participant in respect of any notice or document so given, sent or made and nor shall the Company or any member of the Group be concerned to see that any Employee, Qualifying Employee or Participant actually receives it.

(2) To the Company

Any notice or document given by an Employee, Qualifying Employee or Participant to the Company or the Board shall be delivered or sent unless otherwise specified in the Rules to the Company at its registered office (or at such other place or places as the Board may from time to time determine and notify to Employees, Qualifying Employees and Participants) and be effective upon receipt.

16. GOVERNING LAW

The Rules and the Scheme shall in all respects be governed by the laws of England.

                           THE SCHEDULE TO THE RULES


(1) The condition referred to in Rule 8(2)(iii) shall be met in respect of an Option if there has been an increase (in percentage terms) of the EPS on an EPS Date relating to that Option (the "relevant EPS Date") as derived from the EPS Accounts, as compared with the EPS on a Base Date relating to that Option (the "relevant Base Date") as derived from the Base Accounts, which is at least equal to the percentage which is the relevant percentage increase, if any, in the RPI Index between the Base Date and the relevant EPS Date as published immediately before the relevant Base Date and the relevant EPS Date respectively plus 6.

(2) For the purposes of this Schedule, the following expressions shall have the following meanings:




     "the Base Accounts"                   means the annual consolidated
                                           group results of the Company
                                           published most recently
                                           preceding the date of grant of
                                           an Option or an anniversary of
                                           the date of grant of an Option;

     "Base Date"                           means the date down to which the Base
                                           Accounts have been prepared;

     "EPS Date"                            means the date down to which the
                                           EPS Accounts have been prepared;

     "EPS" means, in relation to the Base Accounts or the EPS Accounts, the earnings per share of the Company for the period covered by the Base Accounts or (as the case may be) the EPS Accounts, as shown in or derived from such accounts but after making appropriate adjustments in such manner as the Board may consider appropriate and the Auditors shall confirm in writing to be in their opinion fair and reasonable in order to reflect any change in accounting policy or bases or method of calculating the earnings per share of the Company and otherwise so as to ensure that the calculation of the earnings per share of the Company for the accounting periods covered by the Base Accounts and the EPS
                                           Accounts are presented on a
                                           broadly comparable basis, taking
                                           into account any relevant
                                           factors;

     "the EPS Accounts"                    means the annual consolidated
                                           group results of the Company
                                           which cover a period ending on
                                           or as nearly as may be after the
                                           expiry of a Relevant Period;

     "Relevant Period"                     means any period of three
                                           consecutive years commencing on
                                           a Base Date;

     "RPI Index"                           means the Index of Retail Prices
                                           (All Items) published by
                                           H.M. Government.

3.  Share Option Scheme

(i)      Administration of the Share Option Scheme

         The Share Option Scheme will be administered by a remuneration committee of the Board (the "renumeration committee").

(ii)     Eligible Employees

         Employees (including executive directors of the group) who are required to devote substantially the whole of their working time to the business of the group (being not less than 20 and 25 hours per week in the case of employees and directors respectively) may participate in the Share Option Scheme at the discretion of the remuneration committee.

(iii)    Limits of the Share Option Scheme

         (a) During a ten year period the maximum nominal amount of ordinary shares in the Company which may be placed under option to be issued under the Share Option Scheme (and any other share option scheme which may be established by the Company not being a save as you earn share option scheme) may not exceed five per cent of the ordinary share capital of the Company from time to time in issue and not more than 2.5 per cent of such share capital may be so utilised in the first four years of the Share Option Scheme.

         (b) The maximum nominal amount of ordinary shares in the Company which may be placed under option to be issued under the Share Option Scheme (and any other share option scheme which the Company may establish or issued under any share incentive scheme which the Company may establish) in any period of three years may not exceed three per cent of the ordinary share capital of the Company from time to time in issue and over ten years may not exceed ten per cent of the ordinary share capital of the Company from time to time in issue.

         (c) No options may be granted under the Share Option Scheme more than ten years after the first grant of options without authorisation from the Company's shareholders.

         (d) The total market value of the ordinary shares (as at the time of grant) under all options granted in any ten year period to any individual under the Share Option Scheme and not exercised (and any other option scheme established by the Company not being a savings related share option scheme) may not exceed four times the amount of the individual's remuneration. There is also an additional, similar, individual limit, which reflects an Inland Revenue requirement.

(iv) Operation of the Share Option Scheme

         (a) Options may be granted within 45 days of the Inland Revenue granting its approval to the Share Option Scheme and thereafter normally within 45 days after the announcement of the Company's interim or final results.

         (b) The price at which ordinary shares may be subscribed for by participants will not be less than the higher of:

            (i) the nominal value of an ordinary shares in the Company; and

            (ii) in the case of options granted on Admission but before dealings have commenced, the Placing Price and, in the case of options granted after dealings have commenced, the average of the middle market quotations for an ordinary share in the Company for the three dealing days preceding the grant of an option.

         (c) Options may normally only be exercised in full or in part after the third anniversary of the date of grant. An option or part thereof which has not been exercised by the expiry of ten years from the date of grant shall lapse.

         (d) The Company will apply for ordinary shares allotted under the Share Option Scheme to be listed as soon as possible after allotment. Such ordinary shares will rank pari passu with the existing ordinary shares of the Company, except that they will not rank for any rights attaching by reference to, or dividend paid in respect of, a period ending prior to the date on which the allottee of the shares is entered on the Company's register of members.

(v) Performance condition

Options may not be exercised unless there has been an increase in the Company's earnings per share, over any three year period after grant, which at least matches any increase in the U.K. Retail Price Index over the same period plus two per cent in respect of each year of such three year period or any other objective performance condition imposed on the grant of the option by the remuneration committee (having as its basis sustained and significant improvement in underlying financial performance) has been satisfied.

(vi)  Early exercise

         (a) If a participant dies, his personal representatives may exercise his options or parts thereof within twelve months of his death, notwithstanding that they may not have become exercisable in the normal manner. Any options not fully exercised within such period of twelve months shall lapse.

         (b) If a participant ceases to be an employee of the group by reason of ill-health, injury, disability, redundancy or retirement, he may normally exercise his options or any parts thereof within twelve months of such cessation, notwithstanding that the options may not have become exercisable in the normal manner. Alternatively, he shall be entitled to exercise his options within six months of the date on which the tax relief given by Section 185 of the Taxes Act is available to all his outstanding options.

         (c) If a participant ceases to be an employee of the group for any other reason he may only exercise his options or part thereof at the discretion of the remuneration committee.

         (d) The early exercise of options will also be permitted in certain other situations including a change in control of the Company and a voluntary winding-up of the Company. In the event of a change in control, participants may alternatively release their options in substitution for the grant of options over shares in the acquiring or another company subject to the consent of the acquiring company.

(vii)  Non-transferability

       Options may not be transferred or encumbered.

(viii) Variation of capital

      In the event of any variation in the share capital of the Company, including by way of a capitalisation or rights issue or sub-division, consolidation or reduction of the ordinary share capital of the Company, the number of ordinary shares subject to any option and the relevant exercise price may be adjusted subject (except in the case of a capitalisation issue) to the auditors confirming in writing that such adjustment is, in their opinion, fair and reasonable and subject also to Inland Revenue approval.

(ix)  Alterations to the Share Option Scheme

      (a) Subject to certain specified exceptions, the prior approval of the Company in a general meeting must be obtained for any alterations to the Share Option Scheme, other than any minor alterations to benefit the administration of the Share Option Scheme, if such alterations would be to the advantage of participants. The exceptions relate to obtaining or maintaining favourable taxation treatment and/or favourable exchange control or regulatory treatment.

      (b) No alterations shall take effect without the prior written approval of the Inland Revenue.